Exhibit 99.1

F.N.B. Corporation Announces Updated Loan Deferral Information

PITTSBURGH, PA – SEPTEMBER 23, 2020 –F.N.B. Corporation (NYSE: FNB) announced updated loan deferral information which includes a substantial decrease in the amount of loans on temporary deferral compared to June 30, 2020. As of September 15, 2020, second deferrals were $434 million, or 1.8% of total loans and leases (excluding Paycheck Protection Program loans), compared to $2.4 billion, or 10.3% of total loans and leases (excluding Paycheck Protection Program loans) in deferral at June 30, 2020. The level at September 15, 2020, also included $383 million of loans still in the first deferral period.
“First and foremost, we continue to offer support to our customers and provide solutions to those in need of assistance as they navigate unprecedented challenges in the current environment,” said Vincent J. Delie, Jr., Chairman, President and Chief Executive Officer of F.N.B. Corporation. “Overall, we are pleased with the level of second deferral requests, which totaled 1.8% of total loans as of September 15, 2020. Lower demand for second deferral requests reflects the quality of our customer base, our consistent approach to credit risk management and FNB’s dedication to disciplined underwriting standards throughout various business cycles.” Additional details and information will be provided on the upcoming third quarter 2020 earnings conference call.
About F.N.B. Corporation
F.N.B. Corporation (NYSE: FNB), headquartered in Pittsburgh, Pennsylvania, is a diversified financial services company operating in seven states and the District of Columbia. FNB’s market coverage spans several major metropolitan areas including: Pittsburgh, Pennsylvania; Baltimore, Maryland; Cleveland, Ohio; Washington, D.C.; and Charlotte, Raleigh, Durham and the Piedmont Triad (Winston-Salem, Greensboro and High Point) in North Carolina. The Company has total assets of nearly $38 billion and approximately 350 banking offices with operations throughout Pennsylvania, Ohio, Maryland, West Virginia, North Carolina, South Carolina, Virginia and the District of Columbia.
FNB provides a full range of commercial banking, consumer banking and wealth management solutions through its subsidiary network which is led by its largest affiliate, First National Bank of Pennsylvania, founded in 1864. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, government banking, business credit, capital markets and lease financing. The consumer banking segment provides a full line of consumer banking products and services, including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. FNB's wealth management services include asset management, private banking and insurance.
The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol "FNB" and is included in Standard & Poor's MidCap 400 Index with the Global Industry Classification Standard (GICS) Regional Banks Sub-Industry Index. Customers, shareholders and investors can learn more about this regional financial institution by visiting the F.N.B. Corporation website at www.fnbcorporation.com.
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Media Contact:
Jennifer Reel, 724-983-4856, 724-699-6389 (cell)
reel@fnb-corp.com

Analyst/Institutional Investor Contact:
Matthew Lazzaro, 724-983-4254, 412-216-2510 (cell)
lazzaro@fnb-corp.com

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